Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP

REPORTS SECOND QUARTER RESULTS

Tulsa, Oklahoma, August 4, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the second quarter ended June 30, 2009. Net income for the 2009 second quarter was $12.4 million, or $0.55 per diluted share, compared to net income of $10.8 million, or $0.49 per diluted share, for the comparable 2008 quarter. The net income for the second quarter of 2009 included income of $0.24 per diluted share, compared to income of $0.72 per diluted share in last year’s second quarter, both of which related to increases in fair value of derivatives.

Non-GAAP net income for the 2009 second quarter was $6.9 million, or $0.30 per diluted share, compared to a non-GAAP net loss of $5.0 million, or $0.23 loss per diluted share for the 2008 second quarter. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

“We were pleased with this quarter’s operating results, particularly in light of the contracting economy and the bankruptcy of Chrysler, one of our major suppliers,” said Scott L. Thompson, Chief Executive Officer and President. “Over the past two quarters, we have taken a number of steps to enhance our operating performance and cash flow, and those actions, combined with improved used vehicle residual values and firmer rental pricing, drove our improved second quarter performance.”

For the quarter ended June 30, 2009, the Company’s total revenue was $399.6 million, as compared to $445.7 million for the comparable 2008 period. The decline in revenue was primarily driven by a 20.3 percent decrease in rental days, partially offset by a 12.1 percent improvement in revenue per day. The second quarter average fleet was down approximately 15 percent compared to last year’s second quarter.

“Revenue for the quarter was in line with our previously announced expectations and these results are consistent with our focus on maximizing return on assets, rather than on the revenue growth strategy employed in 2008,” said Thompson. “As we have previously stated, our focus for 2009 and beyond is on improving the quality of our revenue by concentrating on enhancing rate per day and, at times, sacrificing transaction days as necessary to achieve the optimal revenue mix.”

Per vehicle depreciation cost of $365 per month in the second quarter of 2009 was approximately 1.1 percent lower than the comparable quarter of 2008. On a sequential basis, per vehicle depreciation cost per month declined approximately 6.9 percent, primarily due to a lower proportion of program vehicles, escalating vehicle residual values and improved fleet management. Vehicle utilization, a measure of fleet efficiency, was 80.6 percent, down 5.1 percentage points from last year’s second quarter as normal vehicle dispositions were disrupted by the Chrysler bankruptcy and management focused on enhancing the quality of revenues. Direct vehicle operating expenses and selling, general and administrative expenses were lower in the second quarter of 2009 compared to the same quarter in 2008 as a result of transaction declines and cost reduction initiatives. Interest expense for the second quarter declined due to significant debt reductions year over year.

Six Month Results

For the six months ended June 30, 2009, net income was $3.5 million, or $0.15 per diluted share, compared to a net loss of $287.2 million, or $13.49 loss per diluted share for the comparable period in 2008. The net income for the six months ended June 30, 2009 included income of $0.38 per diluted share related to an increase in fair value of derivatives, compared to a loss of $0.04 per diluted share for the six months ended June 30, 2008 related to a decrease in fair value of derivatives. In addition, the net loss for the six months ended June 30, 2008 included non-cash charges of $12.45 per diluted share related to the impairment of goodwill and long-lived assets.

The non-GAAP loss per diluted share for the six months ended June 30, 2009 was $0.23, compared to a non-GAAP loss per diluted share of $1.00 for the same period in 2008. Non-GAAP net loss excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of goodwill and long-lived assets, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

Liquidity and Capital Resources

As of June 30, 2009, the Company had $263 million in cash and cash equivalents, including $100 million that represents a required minimum balance to be maintained as part of an amendment to the Company’s Senior Secured Credit Facilities. As of June 30, 2009, the Company also had $545 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.

The Company is in full compliance with all of the financial covenants under its various financing arrangements with lenders.

Outlook

The Company expects the overall environment in the rental car industry to remain challenging in the second half of 2009, as economic conditions negatively impact consumer confidence and travel demand. Based on the Company’s expected fleet size and projected industry-wide rental day demand, the Company narrowed its prior revenue guidance. The Company now expects rental revenues to decline 8 to 10 percent for the full year of 2009 compared to 2008. Falling rental days are expected to be somewhat mitigated by an increase in rate per day. For the remainder of 2009, management expects the used vehicle market to show year-over-year improvement.

“As we have previously stated, our focus for 2009 is on maximizing revenue per day, reducing expenses, de-leveraging our balance sheet and diversifying our fleet investment, all in order to properly position the Company for an expected economic recovery in 2010. This quarter represents another step forward towards our recovery and demonstrates the earnings potential of our new strategy,” said Thompson.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. second quarter 2009 earnings conference call will be held on Wednesday, August 5, 2009, at 9:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 888-946-7608 (domestic) or 630-395-0278 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through August 19, 2009, by calling 800-944-3317 (domestic) or 402-220-3690 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 70 countries. Dollar and Thrifty have over 700 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,800 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission (the “SEC”). Risks and uncertainties that could materially affect future results include:

•

the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial markets, constrained credit markets and concerns about global economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us;

•

whether efforts to stabilize and revitalize the U.S. automotive industry are successful and the impact of further federal initiatives to support the U.S. automotive industry, including the potential adverse impact on residual values of vehicles in our fleet of the recently enacted program to promote the replacement of high fuel consumption vehicles with more fuel efficient vehicles;

•	the impact of pricing and other actions by competitors, particularly if demand deteriorates further;
•	airline travel patterns, including further disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions;

•	the cost and other terms of acquiring and disposing of automobiles, and whether improved conditions in the used car market will be sustained;
•

our ability to defer gain on the disposition of our vehicles under our like-kind exchange program, which will be affected by the recent significant downsizing of our fleet, and the level of increased cash payments for federal and state income taxes we may be required to make if we are unable to defer such gain;

•

our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market;

•	the impact of our strategy to increase holding periods for vehicles in our fleet, including potential adverse customer perceptions of the quality of our fleet and increased servicing costs;
•	volatility in gasoline prices;
•	our ability to obtain cost-effective financing as needed without unduly restricting operational flexibility, particularly if global economic conditions deteriorate further;
•	our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of those amendments, such as potential reductions in lender commitments;
•

our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for $1.5 billion of debt under our asset backed financing structures;

•	whether counterparties under our derivative instruments will continue to perform as required;
•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful;
•	the effectiveness of other actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary;
•	disruptions in information and communication systems we rely on, including those relating to methods of payment;
•	access to reservation distribution channels;
•	the cost of regulatory compliance and the outcome of pending litigation;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and
•	the impact of natural catastrophes and terrorism.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Tables 3 and 4 to this release.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three months ended June 30,		As % of Total revenues
	2009	2008	2009	2008
Revenues:
Vehicle rentals	$379,194	$424,366	94.9%	95.2%
Other	20,419	21,364	5.1%	4.8%
Total revenues	399,613	445,730	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	191,674	224,234	48.0%	50.3%
Vehicle depreciation and lease charges, net	122,254	146,567	30.6%	32.9%
Selling, general and administrative	52,118	55,011	13.0%	12.3%
Interest expense, net	22,922	29,721	5.7%	6.7%
Total costs and expenses	388,968	455,533	97.3%	102.2%
(Increase) decrease in fair value of derivatives	(9,409)	(26,793)	(2.3%)	(6.0%)

Income before income taxes	20,054	16,990	5.0%	3.8%

Income tax expense	7,650	6,225	1.9%	1.4%

Net income	$12,404	$10,765	3.1%	2.4%

Earnings per share:
Basic	$0.58	$0.50
Diluted	$0.55	$0.49

Weighted average number
of shares outstanding:
Basic	21,561,578	21,412,826
Diluted	22,719,628	21,851,652

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Six months ended June 30,		As % of Total revenues
	2009	2008	2009	2008
Revenues:
Vehicle rentals	$724,507	$802,337	95.1%	95.3%
Other	37,528	39,899	4.9%	4.7%
Total revenues	762,035	842,236	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	376,690	439,597	49.4%	52.2%
Vehicle depreciation and lease charges, net	242,238	269,229	31.8%	32.0%
Selling, general and administrative	99,005	108,683	13.0%	12.9%
Interest expense, net	49,076	51,858	6.5%	6.1%
Goodwill and long-lived asset impairment	261	350,144	0.0%	41.6%
Total costs and expenses	767,270	1,219,511	100.7%	144.8%
(Increase) decrease in fair value of derivatives	(14,454)	1,354	(1.9%)	0.2%

Income (loss) before income taxes	9,219	(378,629)	1.2%	(45.0%)

Income tax expense (benefit)	5,755	(91,452)	0.7%	(10.9%)

Net income (loss)	$3,464	$(287,177)	0.5%	(34.1%)

Earnings (loss) per share: (a) (b)
Basic	$0.16	$(13.49)
Diluted	$0.15	$(13.49)

Weighted average number
of shares outstanding: (a)
Basic	21,522,527	21,293,902
Diluted	22,416,229	21,293,902

(a) Because the Company incurred a loss from continuing operations during the six months ended June 30, 2008, outstanding stock options, performance awards and employee and director compensation shares deferred are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

(b) The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices. Therefore, the sum of the quarters' per share information may not equal the year-to-date amounts.

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended June 30, 2009		Six months ended June 30, 2009

OPERATING DATA:
Vehicle Rental Data:

Average number of vehicles operated	109,368		104,648
% change from prior year	(15.2%	)	(12.9%	)
Number of rental days	8,019,299		15,401,477
% change from prior year	(20.3%	)	(16.6%	)
Vehicle utilization	80.6%		81.3%
Percentage points change from prior year	(5.1) p.p.		(3.2) p.p.
Average revenue per day	$47.29		$47.04
% change from prior year	12.1%		8.3%
Monthly average revenue per vehicle	$1,156		$1,154
% change from prior year	5.5%		3.7%

Average depreciable fleet	111,727		106,857
% change from prior year	(15.7%	)	(12.6%	)
Monthly average depreciation (net) per vehicle	$365		$378
% change from prior year	(1.1%	)	3.0%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$7		$14
Non-vehicle interest expense	2		7
Non-vehicle interest income	-		(1)
Non-vehicle capital expenditures	2		4
Cash paid for income taxes	5		10

Table 2 (continued)

Selected Balance Sheet Data
(In millions)

	June 30,		December 31,
	2009	2008	2008
	(Unaudited)

Cash and cash equivalents (c)	$263	$80	$230
Restricted cash and investments	545	252	597
Revenue-earning vehicles, net	1,465	2,599	1,946

Vehicle debt	1,685	2,307	2,310
Non-vehicle debt (corporate debt)	158	188	178
Stockholders' equity	228	293	215

Adjusted Tangible Net Worth Calculation
(In millions)

	June 30,		December 31,
	2009	2008	2008
	(Unaudited)

Stockholders' equity	$228	$293	$215
Less: Intangible assets, net	(28)	(35)	(30)
Plus: Accumulated other comprehensive loss	22	2	29
Adjusted tangible net worth	$222	$260	$214

(c) Under the terms of an amendment to the Senior Secured Credit Facilities, the Company is required to maintain a minimum cash balance of $100 million at all times, such minimum balance is included in cash and cash equivalents herein.

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of goodwill and long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments, the Company believes non-GAAP measures provide an important assessment of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income (loss) per the income statement to non-GAAP pretax income (loss):

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

Income (loss) before income taxes - as reported	$20,054	$16,990	$9,219	$(378,629)

(Increase) decrease in fair value of derivatives	(9,409)	(26,793)	(14,454)	1,354

Goodwill and long-lived asset impairment	-	-	261	350,144

Pretax income (loss) - non-GAAP	$10,645	$(9,803)	$(4,974)	$(27,131)

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income (loss):

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

Net income (loss) - as reported	$12,404	$10,765	$3,464	$(287,177)

(Increase) decrease in fair value of derivatives, net of tax	(5,533)	(15,746)	(8,500)	796

Goodwill and long-lived asset impairment, net of tax	-	-	114	265,183

Net income (loss) - non-GAAP	$6,871	$(4,981)	$(4,922)	$(21,198)

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted EPS:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

EPS, diluted - as reported	$0.55	$0.49	$0.15	$(13.49)

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.24)	(0.72)	(0.38)	0.04

EPS impact of goodwill and long-lived asset impairment, net of tax	-	-	0.01	12.45

EPS, diluted - non-GAAP (d)	$0.30	$(0.23)	$(0.23)	$(1.00)

(d) Since each category of earnings per share is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

Table 4

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items specified in the Company's Senior Secured Credit Facilities. The Company believes Corporate Adjusted EBITDA is important as it is utilized in the calculation of financial covenants in the Company's credit agreement and provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude non-cash items consistent with the requirements in the Company's financial covenants. The Company has revised its calculation of Corporate Adjusted EBITDA for all periods presented to be consistent with the Company's credit agreement. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

Reconciliation of Net Income (Loss) to
Corporate Adjusted EBITDA

Net income (loss) - as reported	$12,404	$10,765	$3,464	$(287,177)

(Increase) decrease in fair value of derivatives	(9,409)	(26,793)	(14,454)	1,354
Non-vehicle interest expense	2,665	4,177	7,419	8,767
Income tax expense (benefit)	7,650	6,225	5,755	(91,452)
Non-vehicle depreciation	4,831	5,717	10,171	10,959
Amortization	2,022	1,517	4,020	3,159
Non-cash stock incentives	788	973	1,906	1,841
Goodwill and long-lived asset impairment	-	-	261	350,144
Other	(8)	77	(8)	122
Corporate Adjusted EBITDA	$20,943	$2,658	$18,534	$(2,283)

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$20,943	$2,658	$18,534	$(2,283)

Vehicle depreciation, net of gains/losses from disposal	121,997	146,229	241,808	268,510
Non-vehicle interest expense	(2,665)	(4,177)	(7,419)	(8,767)
Change in assets and liabilities, net of acquisitions, and other	12,394	39,317	141,444	82,585
Net cash provided by operating activities	$152,669	$184,027	$394,367	$340,045

Memo:
Net cash provided by (used in) investing activities	$(73,839)	$(138,413)	$188,987	$(192,293)
Net cash used in financing activities	$(9,323)	$(101,647)	$(650,482)	$(168,454)